Board of Directors
US GEOTHERMAL INC.
Boise, ID 83706

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 23, 2006, on the financial statements of US Geothermal Inc. as of March 31, 2006 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.
Spokane, Washington

September 27, 2006